FOR IMMEDIATE RELEASE

           February 8, 2005

Contact:  Rosemarie Faccone

   Susan Jordan

   732-577-9997

MONMOUTH CAPITAL CORPORATION TO BE LISTED ON THE

NASDAQ NATIONAL MARKET

FREEHOLD, NJ, February 8, 2005….. Monmouth Capital Corporation (Nasdaq: MONM) is pleased to announce that it has met all of the listing requirements and will be transferring from The NASDAQ SmallCap Market to the NASDAQ National Market on Wednesday, February 9, 2005.

Eugene W. Landy, President, stated, "MONM has now grown in size to meet the NASDAQ National Market requirements. This should benefit our shareholders by creating additional liquidity as well as more efficient access to the capital markets.”

Monmouth Capital Corporation is currently operating as a hybrid real estate investment trust (REIT), investing in real estate equities, mortgages, mortgage-backed securities and other REIT securities.

MONM is part of a family of REITs including United Mobile Homes, Inc. (Amex: UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (Nasdaq: MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  It is MONM's intention to pursue any real estate opportunities other than the specialized areas of United Mobile Homes, Inc. and Monmouth Real Estate Investment Corporation.  For more information about MONM, please visit www.monmouthcapital.com.

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